UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2008

Mellanox Technologies, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Israel	001-33299	980233400
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Hermon Building, Yokneam,		20692
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972-4-909-7200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Real Estate Lease

On September 30, 2008, Mellanox Technologies, Ltd. (the "Company") entered into a lease agreement (the "Lease Agreement") with Oakmead Parkway Properties Partnership (the "Landlord") for the lease of approximately 25,523 square feet of office space located on the first floor of a building located at 350 Oakmead Parkway in Sunnyvale, California. The Company plans to use the office space for its U.S. corporate headquarters. The lease will replace the Company’s existing lease for its current U.S. headquarters in Santa Clara, California.

The term of the lease will begin on the date (the "Commencement Date") that the improvements to the leased premises are substantially completed. The lease term will expire 65-1/2 months after the Commencement Date. The Company has one option to extend the lease term provided that the Company is not in default under the Lease Agreement.

The base rental rate under the Lease Agreement is $2.25 per square foot per year, or an aggregate of $689,124 for the first twelve months that the Company is required to pay rent. On each one year anniversary of the date that is 5-1/2 months following of the Commencement Date, the base rental rate will increase by approximately 2%. The landlord has also provided the Company with an allowance of up to $25.00 per square foot, or an aggregate of $638,075, to be applied to the initial build-out of the leased office space. The lease is a full-service lease, and the Company will not be required to pay a pro rata share of customary operating expenses of the building.

Upon an event of default, the Lease Agreement provides that the landlord may terminate the lease and require the Company to pay the entire amount of rent that would have been payable during the remainder of the lease term. The Lease Agreement also contains other customary default provisions, representations, warranties, and covenants.

The foregoing is a summary of certain material provisions of the Lease Agreement and is qualified in its entirety by reference to the full text of the Lease, which will be filed as an exhibit to the Company’s next Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mellanox Technologies, Ltd.

September 30, 2008	By:	/s/ Michael Gray

Name: Michael Gray
Title: Chief Financial Officer